Exhibit 99.2

A Message from the Chief Financial Officer Regarding Open Letter

You may have seen our open letter to Booz Allen stakeholders regarding our responses to the COVID-19 virus. I want to provide you an update on how we are responding to the uncertainty and disruption the COVID-19 virus has introduced to our people, our business, and our clients.

Thankfully we entered this crisis in a position of financial strength, rooted in the hard work of our people and our continued efforts to build capabilities and solutions at the center of our clients’ mission. The firm has at its disposal a record cash balance and a robust balance sheet, with strong capacity and access to additional liquidity.  Our business model, with one unified P&L and a culture of collaboration, allows us to be flexible and decisive at the same time.  We are well positioned to leverage these strengths to quickly react to changes in our business and to take advantage of new opportunities.

Our highest priority is to ensure our people are safe, supported, and able to continue to serve our clients’ most important missions – now and into the future.  People are our business.  We are rapidly acclimating to new ways of working; building innovative virtual alternatives for recruiting, client delivery, and capability development; and supporting our people as they manage the personal impacts of this crisis.  Our clients have been strong partners in this effort.  This allows us to provide continuity for our clients and enables us to surge to meet the rapidly emerging needs of our government and commercial markets – which in turn drive revenue and cash flow.

I’m optimistic that Booz Allen’s financial prudence, combined with our unprecedented Pandemic Resilience Program, will allow our people to immediately face down our nation’s most pressing challenges.  Across the firm, I am seeing our people rise to the challenge. Looking forward, we’ll continue to lean into an expeditious recovery.

Horacio, Nick and I look forward to engaging with you to respond to any of your questions.